Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 30, 2012, relating to the consolidated balance sheets of Juhl Wind, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2011 in Amendment No. 1 to the Form S-1 Registration Statement of Juhl Wind Inc. and Subsidiaries dated September 20, 2012, and to the reference to our Firm under the caption "Experts" in such Registration Statement.
/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P. Certified Public Accountants
Minneapolis, Minnesota
September 20, 2012